Exhibit 10.233

FORM OF ANNUAL PERFORMANCE AWARD AGREEMENT
FOR PERFORMANCE STOCK UNITS
FOR MANAGING DIRECTORS
UNDER THE MSCI INC. 2016 OMNIBUS INCENTIVE PLAN

MSCI Inc. (“MSCI,” and together with its Subsidiaries, the “Company”) hereby grants to you Performance Stock Units (“PSUs”) as described below.  The awards are being granted under the MSCI Inc. 2016 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”).

Participant:	[Name]
Number of PSUs Granted:	[#] PSUs (the “Target PSUs”)
Grant Date:	[•] (the “Grant Date”)
Performance Period:	[•]
Vesting Schedule:	[•]
Post-Vest Holding Period:	[•]

Your PSUs may be subject to forfeiture or recoupment if you terminate employment with the Company, fail to affirmatively accept the terms of this Award Agreement by [•] or do not comply with the Notice Requirements, as set forth in the Plan and this Performance Stock Unit Award Agreement (including Exhibit A, Exhibit B and Exhibit C attached hereto, this “Award Agreement”).

You agree that this Award Agreement is granted under the Plan and governed by the terms and conditions of the Plan and Exhibit A, Exhibit B and Exhibit C attached hereto.  PSUs granted to you pursuant to this Award Agreement and any Shares issued in settlement or satisfaction thereof may be subject to the MSCI Inc. Clawback Policy and any stock ownership guidelines of MSCI, as may be in effect from time to time, if on or after the Grant Date you are or become covered by such policies, as determined in accordance with the terms of such policies. You will be able to access a prospectus and tax supplement that contains important information about this award via the MSCI website or your brokerage account.  Unless defined in this Award Agreement, capitalized terms shall have the meanings ascribed to them in the Plan.

IN WITNESS WHEREOF, MSCI has duly executed and delivered this Award Agreement as of the Grant Date.

MSCI Inc.

Name:
Title:

EXHIBIT A

TERMS AND CONDITIONS

OF THE ANNUAL PERFORMANCE AWARD AGREEMENT

Section 1.PSUs Generally.  MSCI has awarded you PSUs as an incentive for you to continue to provide services to the Company and to align your interests with those of the Company. As such, you will earn your Adjusted PSUs (as defined below) only if you remain in continuous employment with the Company through the Vesting Date, or as otherwise set forth below.  Each PSU corresponds to one share of MSCI common stock, par value $0.01 per share (each, a “Share”). Each PSU constitutes a contingent and unsecured promise by MSCI to deliver one Share on the conversion date for such PSU.

Section 2.Performance Adjustment, Vesting and Conversion Schedule and HSR Act.

(a)Performance Adjustment.  The number of Target PSUs awarded under this Award Agreement shall be adjusted, within a range of [•]% to [•]% of the number of Target PSUs, after the end of the Performance Period based on the achievement of the [•] performance metric set forth in Appendix 1 hereto (the “Performance Metric”). Following the end of the Performance Period, management of MSCI shall provide its calculation of the Performance Metric to the Committee.  The Committee will review the extent of the achievement of the Performance Metric and shall certify in writing such achievement.

The number of PSUs that will be converted into Shares pursuant to Section 2(b), Section 4 or Section 5 (the “Adjusted PSUs”) will be determined based on the following formula on a date no later than [•] (such date, the “Adjustment Date”):

Target PSUs	x	Adjustment Percentage (as defined in Appendix 1)	=	Number of Adjusted PSUs

(b)Vesting and Conversion.  The Target PSUs will vest (as to service) on [•] (the “Vesting Date”), subject to adjustment in accordance with Section 2(a); provided that, subject to Section 4 and Section 5, you continue to be employed by the Company on the Vesting Date; provided, further, that you have complied with all applicable provisions of the HSR Act. Vested Adjusted PSUs shall convert into Shares no earlier than [•], and no later than the Adjustment Date.

(c)HSR Act.  If Adjusted PSUs would have converted pursuant to this Section 2, Section 4 or Section 5(b), but did not convert solely because you were not in compliance with all applicable provisions of the HSR Act, subject to Section 409A, the conversion date for such Adjusted PSUs shall occur on the first date following the date on which you have complied with all applicable provisions of the HSR Act.

(d)Post-Vest Holding Period. All Shares issued upon the conversion of the Adjusted PSUs pursuant to this Section 2 shall be subject to the Post-Vest Holding Period. During the Post-Vest Holding Period, such Shares (and your rights with respect to such Shares) may not be Transferred. Notwithstanding the foregoing, the Post-Vest Holding Period shall not apply with respect to any Shares (i) required to be withheld or tendered in satisfaction of any tax withholding obligations pursuant to Section 8, (ii) sold to satisfy tax obligations (assuming a tax rate of 50%) that are not met, in whole or in part, by MSCI withholding Shares pursuant to Section 8, if you are subject to tax rules or regulations that do not permit or limit tax withholding upon the conversion of the Adjusted PSUs pursuant to this Section 2, as may be permitted by the Committee in its sole discretion from time to time or (iii) transferred by you for estate planning purposes to any trust or other estate planning vehicle established and controlled by you, as may be permitted by the Committee in its sole discretion from time to time (provided that such trust or other estate planning vehicle shall remain subject to the terms and conditions of this Award Agreement, including the Post-Vest Holding Period).

Section 3.Dividend Equivalent Payments. Until your PSUs convert into Shares, if MSCI pays a dividend on Shares, you will be credited with a dividend equivalent payment in the same amount as the dividend you would have received if you held Shares for your vested and unvested PSUs immediately prior to the record date (taking into account any adjustments pursuant to Section 2(a) and adjustments provided under the Plan).  Assuming you hold PSUs on the record date, MSCI will credit the dividend equivalent payments when it pays the corresponding dividend on its Shares.  Your dividend equivalents will vest and be paid at the same time as, and subject to the same vesting and cancellation provisions set forth in this Award Agreement with respect to, your PSUs (provided that, subject to Section 20, the dividend equivalents may be paid following the scheduled conversion date on the next regularly scheduled payroll date).  No dividend equivalents will be paid to you with respect to any canceled or forfeited PSUs.  MSCI will decide on the form of payment and may pay dividend equivalents in Shares, in cash or in a combination thereof, unless otherwise provided in Exhibit C.

Section 4.Termination of Employment.  Upon termination of employment with the Company prior to the Vesting Date pursuant to this Section 4, the following special vesting and payment terms will apply to your unvested PSUs:

(a)Termination of Employment Due to Death or Disability.  If your employment with the Company terminates due to death or Disability, in each case, prior to the Vesting Date, your Adjusted PSUs will vest and convert into Shares on the Adjustment Date (even though you are not employed by the Company on the Vesting Date). Upon a termination of employment due to death, the Adjusted PSUs shall be delivered in accordance with Section 10 and shall not be subject to the Post-Vest Holding Period.

(b)Involuntary Termination of Employment by the Company.

(i) Prior to 62/10 Retirement Eligibility. In the event of an involuntary termination of your employment by the Company without Cause prior to 62/10 Retirement Eligibility, provided that you execute and do not revoke an agreement and release of claims satisfactory to the Company, which will contain restrictive covenants substantially in the form set forth in Exhibit B, within 60 days following termination of your employment, you will be entitled to receive a pro-rated portion of your Target PSUs equal to the product of (i) the total number of Target PSUs multiplied by (ii) the quotient of (A) the total number of months you were employed with the Company during the Performance Period (rounding up partial months) divided by (B) 36.  Such pro-rated Target PSUs will vest and convert into Shares on the Adjustment Date in accordance with Section 2 and shall not be subject to the Post-Vest Holding Period. All other PSUs that do not vest and convert into Shares in accordance with this Section 4(b) shall be forfeited in their entirety.  Notwithstanding anything to the contrary herein, in the event of a termination of your employment as described in this Section 4(b)(i), pursuant to Section 6, you may still be bound by, and must comply with, the restrictive covenants set forth in Exhibit B, as applicable.

(ii)Following 62/10 Retirement Eligibility. In the event of an involuntary termination of your employment by the Company without Cause following 62/10 Retirement Eligibility, provided that you execute and do not revoke an agreement and release of claims satisfactory to the Company, which will contain restrictive covenants substantially in the form set forth in Exhibit B, within 60 days following termination of your employment, your Adjusted PSUs will vest and convert into Shares on the Adjustment Date in accordance with Section 2 and shall not be subject to the Post-Vest Holding Period. Notwithstanding anything to the contrary herein, in the event of a termination of your employment as described in this Section 4(b)(ii), pursuant to Section 6, you may still be bound by, and must comply with, the restrictive covenants set forth in Exhibit B, as applicable.

(c)Retirement Terminations. In the event of your applicable Retirement Termination, your Target PSUs shall be eligible for the treatment specified below; provided that (x) you are in compliance with the Notice Requirements and all of the restrictive covenants set forth in Exhibit B, in each case, as of the Vesting Date and (y) you execute and do not revoke an agreement and release of claims satisfactory to the Company, which will contain restrictive covenants substantially in the form as those set forth in Exhibit B, within 60 days following termination of your employment.

(i)In the event of your Legacy Retirement Termination or 55/10 Retirement Termination, you will be entitled to receive a pro-rated portion of your Target PSUs equal to the product of (i) the total number of Target PSUs multiplied by (ii) the quotient of (A) the total number of months you were employed with the Company during the Performance Period (rounding up partial months) divided by (B) 36.  Such pro-rated Target PSUs will vest and convert into Shares on the Adjustment Date in accordance with Section 2 and shall not be subject to the Post-Vest Holding Period. All other PSUs that do not vest and convert into Shares in accordance with this Section 4(c)(i) shall be forfeited in their entirety.

(ii)In the event of your 62/10 Retirement Termination, your Target PSUs will vest and convert into Shares in accordance with Section 2 and shall not be subject to the Post-Vest Holding Period.

(iii)In consideration of the treatment of your Target PSUs upon your Retirement Termination as set forth in this Section 4(c), you agree to be bound by, and to comply with, all of the restrictive covenants set forth in Exhibit B to this Award Agreement.

(iv)The following chart provides a summary overview of the treatment of your awards upon a Retirement Termination, as set forth in Sections 4(c)(i) and (ii). This summary chart is qualified in its entirety by the terms of Sections 4(c)(i) and (ii). In the event of any inconsistency between the terms of the below chart and Sections 4(c)(i) and (ii), the terms of Sections 4(c)(i) and (ii) shall prevail.

Age and Service Requirements	Date on Which Age and Service Requirements Must be Satisfied	Treatment
Legacy Retirement Eligibility (see definition of “Legacy Retirement Eligibility”)	December 31, 2014

A pro-rated portion of your Target PSUs will vest as follows: the product of (i) the total number of Target PSUs multiplied by (ii) the quotient of (A) the total number of months you were employed with the Company during the Performance Period (rounding up partial months) divided by (B) 36.  Such pro-rated Target PSUs will vest and convert into Shares on the Adjustment Date in accordance with Section 2 and shall not be subject to the Post-Vest Holding Period.

All other PSUs that do not vest and convert into Shares shall be forfeited in their entirety.

Age 55 and 10 years of service (see definition of “55/10 Retirement Eligibility”)	December 31, 2019
Age 62 and 10 years of service (see definition of “62/10 Retirement Eligibility”)	Vesting Date	All of your Target PSUs will vest and convert into Shares in accordance with Section 2 and shall not be subject to the Post-Vest Holding Period.

(d)Other Resignations from Employment.  All other resignations from employment must comply with the Notice Requirements.

(i)If you resign from your employment with the Company under circumstances which are not in accordance with the provisions above in this Section 4, you will forfeit any PSUs that have not vested as of your last day of employment with the Company. For the avoidance of doubt, any Shares underlying your PSUs (or rights thereto) that vested and converted prior to your resignation remain subject to the Post-Vest Holding Period following your last day of employment with the Company; and

(ii)If, prior to the Vesting Date, you give MSCI notice of your intention to resign from your employment with the Company as of a date following the Vesting Date, your PSUs will vest and settle in accordance with Section 2 and will be subject to the Post-Vest Holding Period; provided, however, that if you do not subsequently comply with the Notice Requirements or Post-Vest Holding Period, the Committee may, in its discretion, require that the gross cash value of the PSUs delivered to you in accordance with this Section 4(d)(ii) be subject to recoupment or payback.

For the avoidance of doubt, (A) revocation of a notice of intention to resign may, in the Company’s sole discretion or if required to comply with Section 409A, be deemed to be noncompliant with the Notice Requirements and, in connection with such revocation, your PSUs may be forfeited and (B) if, after you have given notice of your intention to resign or retire, as applicable, from your employment with the Company, the Company involuntarily terminates your employment without Cause prior to the expiration of your notice period, your outstanding PSUs will be treated in accordance with Section 4(b) or Section 4(c), as applicable.

Notwithstanding anything to the contrary contained herein, the Adjusted PSUs shall only vest pursuant to this Section 4 provided that you have complied with all applicable provisions of the HSR Act.

(e)Termination of Employment.  Unless otherwise provided in this Section 4 or Section 5(b), your employment relationship will be considered terminated as of the date you are no longer actively providing services to the Company (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and such date will not be extended by any notice period (i.e., your period of employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any). Notwithstanding anything to the contrary herein or in the Plan, the Committee shall have the exclusive discretion to determine whether and when you are no longer actively providing services for all purposes of your PSUs (including, without limitation, for purposes of this Section 4 and determining whether you are a Retirement Eligible Participant), including whether you may still be considered to be providing services (i) while on a leave of absence or (ii) while you are employed by, or you are providing services to, an entity of which the Company directly or indirectly holds at least 20% of the outstanding equity interests or voting power with respect to the voting securities thereof, or equity interests or options that if converted or exercised would constitute at least 20% of the outstanding equity interests or voting power with respect to the voting securities thereof (and, for the avoidance of doubt, whether a transfer of your employment to any such entity will constitute a termination of your employment for purposes of your PSUs).

Section 5.Change in Control.

(a)General.  In the event of a Change in Control, the Committee, in its sole discretion, may provide for (i) the continuation or assumption of your outstanding PSUs under the Plan by the Company (if it is the surviving corporation) or by the surviving corporation or its parent, in which case your PSUs will continue to be subject to the terms of this Award Agreement, or (ii) the lapse of restrictions relating to and the settlement of your outstanding PSUs immediately prior to such Change in Control in the event a buyer will not continue or assume the PSUs; provided, however, in each case, the Performance Metric targets relating to any outstanding Target PSUs will be deemed to have been achieved at the greater of (x) the actual achievement of the Performance Metrics for the period (A) commencing on the first day of the Performance Period and (B) ending on the date immediately prior to such Change in Control and (y) [•]%.

Following a Change in Control in which your outstanding PSUs are continued or assumed pursuant to clause (i) above, such PSUs may be settled in cash, Shares or a combination thereof.

(b)Qualifying Termination.  In the event of a Qualifying Termination (as defined below), your PSUs will vest and convert into Shares within 60 days following such Qualifying Termination. If such 60-day period begins in one taxable year and ends in a subsequent taxable year, such vesting and conversion shall occur in the second taxable year. “Qualifying Termination” means a termination of employment by the Company without Cause or by you for Good Reason (which shall be deemed an involuntary termination of employment by the Company without Cause), in each case within 24 months following the effective date of the Change in Control in which the PSUs are continued or assumed. Notwithstanding anything to the contrary contained herein, the PSUs shall only vest pursuant to this Section 5(b) provided that you have complied with all applicable provisions of the HSR Act and shall not be subject to the Post-Vest Holding Period.

Section 6.Restrictive Covenants.  In consideration of the grant of PSUs under this Award Agreement, as well as all other awards granted by the Company to you under the Plan, and in consideration of the economic benefits derivable by you therefrom, you agree to be bound by, and to comply with, the restrictive covenants set forth in Exhibit B to this Award Agreement. In the event you violate any of the restrictive covenants set forth in Exhibit B (a) prior to or on the Adjustment Date, you will forfeit the PSUs (whether or not they are Adjusted PSUs) outstanding as of the date of such violation or (b) after the Adjustment Date, but prior to or on the expiry date of the restrictive covenants set forth in Exhibit B, you will promptly deliver to the Company all Shares acquired upon conversion of the Adjusted PSUs (or, to the extent you no longer hold such Shares, you will pay to the Company an amount on a gross basis equal to the Fair Market Value of any such Shares on the date the Shares were delivered to you).  You may be required to provide MSCI with a written certification or other evidence that it deems appropriate, in its sole discretion, to confirm that you have not violated any of the restrictive covenants set forth in Exhibit B.

Section 7.Cancellation of Awards.  Notwithstanding any other terms of this Award Agreement, your PSUs will be canceled prior to conversion in the event of any Cancellation Event.  You may be required to provide MSCI with a written certification or other evidence that it deems appropriate, in its sole discretion, to confirm that no Cancellation Event has occurred.  If you fail to submit a timely certification or evidence, MSCI will cancel your award.  Except as explicitly provided in Section 4 or Section 5(b), upon a termination of your employment by you or by the Company for any reason, any of your PSUs that have not vested pursuant to Section 2 as of the date of your termination of employment with the Company will be canceled and forfeited in full as of such date.

Section 8.Tax and Other Withholding Obligations. Pursuant to Section 15(d) of the Plan and the rules and procedures that the Committee may establish from time to time, tax or other withholding obligations arising upon vesting and conversion (as applicable) of your PSUs and irrespective of any Post-Vest Holding Period may be satisfied, in the Committee’s sole discretion, by having MSCI withhold Shares, tendering Shares or by having MSCI withhold cash if MSCI provides for a cash withholding option, in each case in an amount necessary to satisfy the tax or other withholding obligations. Shares withheld or tendered will be valued using the Fair Market Value of the Shares on the date your PSUs convert.  In order to comply with applicable accounting standards or the Company’s policies in effect from time to time, the Committee may limit the amount of Shares that you may have withheld or that you may tender. You acknowledge that, if you are subject to Tax-Related Items (as defined below) in more than one jurisdiction, the Company (including any former employer) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Section 9.Nontransferability. You may not Transfer your PSUs or the Shares underlying your PSUs (or your rights to the foregoing), including during the Post-Vest Holding Period, other than as provided in Section 2(d) or Section 10 or by will or the laws of descent and distribution or otherwise as provided for by the Committee.

Section 10.Designation of a Beneficiary.  Any designation of a beneficiary or beneficiaries to receive all or part of the Shares to be paid under this Award Agreement in the event of your death will be governed by local law.  To make a beneficiary designation, you must coordinate with your personal tax or estate planning representative.  Any Shares that become payable upon your death will be distributed to your estate in accordance with local law rules.  You may replace or revoke your beneficiary designation at any time.  If there is any question as to the legal right of any beneficiary(ies) to receive Shares under this award, MSCI may determine in its sole discretion to deliver the Shares in question to your estate.  MSCI’s determination shall be binding and conclusive on all persons, and it will have no further liability to anyone with respect to such Shares.

Section 11.Ownership and Possession.  Except as set forth herein, you will not have any rights as a stockholder in the Shares corresponding to your PSUs prior to conversion of your PSUs. Following conversion of your PSUs, you will be subject to the Post-Vest Holding Period.

Section 12.Securities Law Compliance Matters.  MSCI may, if it determines it is appropriate, affix any legend to the stock certificates representing Shares issued upon conversion of your PSUs and any stock certificates that may subsequently be issued in substitution for the original certificates.  MSCI may advise the transfer agent to place a stop order against such Shares if it determines that such an order is necessary or advisable.

Section 13.Compliance with Laws and Regulations.  Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of Shares issued upon conversion of your PSUs and following the expiration of the Post-Vest Holding Period (whether directly or indirectly, whether or not for value, and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation, or policy of any of the exchanges, associations or other institutions with which MSCI has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.

Section 14.No Entitlements.

(a)No Right to Continued Employment.  This PSU award is not an employment agreement, and nothing in this Award Agreement or the Plan shall alter your status as an “at-will” employee of the Company.

(b)No Right to Future Awards.  This award, and all other awards of PSUs and other equity-based awards, are discretionary.  This award does not confer on you any right or entitlement to receive another award of PSUs or any other equity-based award at any time in the future or in respect of any future period. You agree that any release required under Section 4 of this Award Agreement is in exchange for the grant of PSUs hereunder, for which you have no current entitlement.

(c)No Effect on Future Employment Compensation.  MSCI has made this award to you in its sole discretion.  This award does not confer on you any right or entitlement to receive compensation in any specific amount.  In addition, this award is not part of your base salary or wages and will not be taken into account in determining any other employment-related rights you may have, such as rights to pension or severance pay.

Section 15.No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Section 16.Consents under Local Law.  Your award is conditioned upon the making of all filings and the receipt of all consents or authorizations required to comply with, or to be obtained under, applicable local law.

Section 17.Award Modification and Section 409A.

(a)Modification.  MSCI reserves the right to modify or amend unilaterally the terms and conditions of your PSUs, without first asking your consent, or to waive any terms and conditions that operate in favor of MSCI.  MSCI may not modify your PSUs in a manner that would materially impair your rights in your PSUs without your consent; provided, however, that MSCI may, without your consent, amend or modify your PSUs in any manner that MSCI considers necessary or advisable to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or to ensure that your PSUs are not subject to tax prior to payment.  MSCI will notify you of any amendment of your PSUs that affects your rights.  Any amendment or waiver of a provision of this Award Agreement (other than any amendment or waiver applicable to all recipients generally), which amendment or waiver operates in your favor or confers a benefit on you, must be in writing and signed by the Chief Human Resources Officer, the Chief Financial Officer or the General Counsel (or if such positions no longer exist, by the holders of equivalent positions) to be effective.

(b)Section 409A.

(i)You understand and agree that all payments made pursuant to this Award Agreement are intended to be exempt and/or comply with Section 409A, and shall be interpreted on a basis consistent with such intent.  For the avoidance of doubt, the Company makes no representations that the payments provided under this Award Agreement comply with Section 409A, and in no event will the Company be liable for any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

(ii)Notwithstanding the other provisions of this Award Agreement, to the extent necessary to comply with Section 409A, no conversion specified hereunder shall occur unless permissible under Section 409A.  If MSCI considers you to be one of its “specified employees” and you are a U.S. taxpayer, in each case, at the time of your “separation from service” (as such terms are defined in the Code) from the Company, no conversion specified hereunder shall occur prior to the expiration of the six-month period measured from the date of your separation from service from the Company (such period, the “Specified Employee Period”).  Any conversion of Adjusted PSUs into Shares that would have occurred during the Specified Employee Period but for the fact that you are deemed to be a specified employee shall be satisfied either by (A) conversion of such Adjusted PSUs into Shares on the first business day following the Specified Employee Period or (B) a cash payment on the first business day following the Specified Employee Period equal to the value of such Adjusted PSUs on the scheduled conversion date (based on the value of the Shares on such date) plus accrued interest as determined by MSCI; provided, that to the extent this Section 17(b)(ii) is applicable, in the event of your death after the date of your separation from service from the Company, any conversion or payment delayed pursuant to this Section 17(b)(ii) shall occur or be made immediately.  For the avoidance of doubt, any determination as to form of payment provided in this Section 17(b)(ii) will be in the sole discretion of MSCI.

(iii)For purposes of any provision of this Award Agreement providing for the payment of any amounts of nonqualified deferred compensation upon or following a termination of employment from the Company, references to your “termination of employment” (and corollary terms) shall be construed to refer to your “separation from service” from the Company.

(iv)MSCI reserves the right to modify the terms of this Award Agreement, including, without limitation, the payment provisions applicable to your PSUs, to the extent necessary or advisable to comply with Section 409A and reserves the right to make any changes to your PSU award so that it does not become subject to Section 409A or become subject to a Specified Employee Period.

Section 18.Severability.  In the event MSCI determines that any provision of this Award Agreement would cause you to be in constructive receipt for United States federal or state income tax purposes of any portion of your award, then such provision will be considered null and void, and this Award Agreement will be construed and enforced as if the provision had not been included in this Award

Agreement as of the date such provision was determined to cause you to be in constructive receipt of any portion of your award.

Section 19.Successors.  This Award Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon your death, acquire any rights hereunder in accordance with this Award Agreement or the Plan.

Section 20.Rule of Construction for Timing of Conversion.  With respect to each provision of this Award Agreement that provides for your PSUs to convert into Shares, or your dividend equivalents to be paid, on a specified event or date, such conversion or payment will be considered to have been timely made, and neither you nor any of your beneficiaries or your estate shall have any claim against the Company for damages based on a delay in conversion or payment, and the Company shall have no liability to you (or to any of your beneficiaries or your estate) in respect of any such delay, as long as payment is made by December 31 of the year in which the applicable Vesting Date or such other specified event or date occurs, or if later, by March 15th of the year following such specified event or date.

Section 21.Non-U.S. Participants.  The following provisions will apply to you if you reside or work outside of the United States. For the avoidance of doubt, if you reside or work in the United States and subsequently relocate to another country after the Grant Date, or if you reside in another country and subsequently relocate to the United States after the Grant Date, the following provisions may apply to you to the extent MSCI determines that the application of such terms and conditions is necessary or advisable for tax, legal or administrative reasons.

(a)Tax and Other Withholding Obligations.  You acknowledge that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable or deemed applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company.  You further acknowledge that the Company (i) makes no representations or undertaking regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs or the underlying Shares, including, but not limited to, the grant, vesting or settlement of the PSUs, the subsequent sale of Shares acquired pursuant to such settlement and the lapse of the Post-Vest Holding Period, and the receipt of any dividend equivalents and/or dividends; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.

If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested PSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

In the event that withholding in and/or tendering Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, by your acceptance of the PSUs, you authorize and direct MSCI and any brokerage firm determined acceptable to MSCI to sell on your behalf a whole number of Shares from those Shares issued to you as MSCI determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering minimum or maximum rates applicable in your jurisdiction(s). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash and will have no entitlement to the stock equivalent, or if not refunded, you may seek a refund from the local authorities. In the event of under-withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or your employer.

Finally, you agree to pay to the Company, including through withholding from your wages or other cash compensation paid to you by MSCI and/or your employer, any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described.  MSCI may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

(b)Nature of Grant.  In accepting the PSUs, you acknowledge, understand and agree that:

(i)the Plan is established voluntarily by MSCI, it is discretionary in nature and it may be modified, amended, suspended or terminated by MSCI at any time, to the extent permitted by the Plan;

(ii)this PSU award is not an employment or service agreement, and nothing in this Award Agreement or your participation in the Plan shall create a right to continued employment or other service relationship with the Company or interfere with the ability of the Company to terminate your employment or service relationship (if any);

(iii)this award, and all other awards of PSUs and other equity-based awards, are exceptional, discretionary, voluntary and occasional.  This award does not confer on you any contractual or other right or entitlement to receive another award of PSUs, any other equity-based award or benefits in lieu of PSUs at any time in the future or in respect of any future period.  You agree that any release required under Section 4 of this Award Agreement is in exchange for the grant of PSUs hereunder, for which you have no current entitlement;

(iv)MSCI has made this award to you in its sole discretion.  All decisions with respect to future PSU or other grants, if any, will be at the sole discretion of MSCI;

(v)you are voluntarily participating in the Plan;

(vi)the grant of PSUs and the Shares subject to the PSUs, and the income and value of the same, are not intended to replace any pension rights or compensation;

(vii)this award does not confer on you any right or entitlement to receive compensation in any specific amount.  In addition, the PSUs and the Shares subject to the PSUs, and the income from and value of the same, are not part of normal or expected compensation for purposes of, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, leave pay, pension or retirement or welfare benefits or similar payments, and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the employer, or any Subsidiary;

(viii)unless otherwise agreed with MSCI in writing, the PSUs and the Shares subject to the PSUs, and the income from and value of the same, are not granted as consideration for, or in connection with, the service you may provide as a director of a Subsidiary;

(ix)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(x)no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from the termination of your employment relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); and

(xi)you acknowledge and agree that the Company shall not be liable for any foreign exchange rate fluctuation between your local currency and the U.S. Dollar that may affect the value of the PSU or of any amounts due to you pursuant to the settlement of the PSU or the subsequent sale of any Shares acquired upon settlement.

(c)Retirement Treatment.  Notwithstanding anything to the contrary in this Section 21(c) of this Award Agreement, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in your jurisdiction that likely would result in the favorable treatment that applies to the PSUs in the event of your retirement being deemed unlawful and/or discriminatory, the provisions of Section 4 of this Award Agreement regarding the treatment of the PSUs in the event of your retirement shall not be applicable to you.

(d)Data Privacy.

The Company is located at 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007, United States of America, and grants employees of the Company, Subsidiaries and affiliates the opportunity to participate in the Plan, at the Company’s sole discretion.  If you would like to participate in the Plan, you understand and acknowledge that:

(i)if you are a United Kingdom (“UK”), Switzerland, European Union (“EU”) or European Economic Area (“EEA”) employee, the Company will collect, process and transfer your personal data in accordance with the Employee Privacy Notice, a copy of which can be found on MSCI’s intranet.

(ii)if you are not a UK/Switzerland/EU/EEA employee, the Company will collect, process and transfer your personal data in accordance with the MSCI Personal Information and Data Protection Policy and Consent, a copy of which can be found on MSCI’s intranet.

(e)Language.  If you are a resident in a country where English is not an official language, you acknowledge that you are sufficiently proficient in English to understand the terms and conditions of the Award Agreement or have had the ability to consult with an advisor who is sufficiently proficient in the English language. You further acknowledge and agree that it is your express intent that the Award Agreement, Exhibit C and the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the PSUs be written in English. If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(f)Electronic Delivery and Participation.  MSCI may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by MSCI or a third party designated by MSCI.

(g)Exhibit C.  Notwithstanding any provisions in this Award Agreement, the PSUs shall be subject to any additional terms and conditions set forth in Exhibit C to this Award Agreement for your country.  Moreover, if you relocate to one of the countries included in Exhibit C, the additional terms and conditions for such country will apply to you, to the extent MSCI determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  Exhibit C constitutes part of this Award Agreement.

(h)Insider Trading Restrictions/Market Abuse Laws.  By accepting the PSUs, you acknowledge that you are bound by all the terms and conditions of any MSCI insider trading policy as may be in effect from time to time.  You further acknowledge that, depending on your country of residence, you may be or may become subject to insider trading restrictions and/or market abuse laws, which may affect your ability to accept, acquire, sell, or otherwise dispose of Shares, rights to Shares (e.g., PSUs) or rights linked to the value of Shares (e.g., phantom awards, futures) under the Plan during such times as you are considered to have “inside information” regarding MSCI (as determined under the laws or regulations in the applicable jurisdictions).  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you place before you possessed inside information.  Furthermore, you may be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or otherwise causing them to buy or sell securities.  Third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  You acknowledge that you are responsible for ensuring compliance with any applicable restrictions, and you should consult your personal legal advisor on this matter.

(i)Foreign Asset/Account, Exchange Control Reporting. Your country may have certain exchange control and/or foreign asset/account reporting requirements which may affect your ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends or dividend equivalents received or sale proceeds resulting from the sale of Shares) in a brokerage or bank account outside of your country.  You may be required to report such accounts, assets or transactions to the tax or other authorities in your country.  You also may be required to repatriate cash received from participating in the Plan to your country within a certain period of time after receipt. You acknowledge that it is your responsibility to comply with any applicable regulations, and that you should consult your personal advisor on this matter.

Section 22.Governing Law and Venue.  The PSU grant and provisions of this Award Agreement are governed by, and subject to, the laws of the State of Delaware, United States of America, without regard to the conflict of law provisions, as provided in the Plan. For purposes of litigating any dispute that arises under this grant or the Award, the parties hereby submit to and consent to the jurisdiction of the State of New York, agree that such litigation shall be conducted in the courts of New York County, New York, or the federal courts for the United States for the Southern District of New York, where this grant is made and/or to be performed.

Section 23.Defined Terms. For purposes of this Award Agreement, the following terms shall have the meanings set forth below:

“55/10 Retirement Eligibility” means your attainment, at any time on or prior to December 31, 2019, of age 55 and ten years of service with the Company (giving effect to credit for prior service with MSCI’s Subsidiaries and affiliates, as applicable).  For the avoidance of doubt, you will only receive credit for employment with entities which are MSCI’s Subsidiaries and affiliates to the extent that you were an employee of such entity on the closing date of the applicable corporate transaction pursuant to which such entity became a Subsidiary or affiliate of MSCI and, in each case, you became an employee of MSCI (or one of its Subsidiaries) as of the closing date of such transaction.

“55/10 Retirement Termination” means any termination of your employment with the Company (other than (x) under circumstances involving any Cancellation Event (other than the required notice periods), (y) due to your death or Disability or (z) under the circumstances set forth in Section 4(b)) on or after the date that you attain 55/10 Retirement Eligibility.

“62/10 Retirement Eligibility” means your attainment, at any time prior to the applicable Vesting Date, of age 62 and ten years of service with the Company (giving effect to credit for prior service with MSCI’s Subsidiaries and affiliates, as applicable).  For the avoidance of doubt, you will only receive credit for employment with entities which are MSCI’s Subsidiaries and affiliates to the extent that you were an employee of such entity on the closing date of the applicable corporate transaction pursuant to which such entity became a Subsidiary or affiliate of MSCI and, in each case, you became an employee of MSCI (or one of its Subsidiaries) as of the closing date of such transaction.

“62/10 Retirement Termination” means any termination of your employment with the Company (other than (x) under circumstances involving any Cancellation Event (other than the required notice periods), (y) due to your death or Disability or (z) under the circumstances set forth in Section 4(b)(ii)) on or after the date that you attain 62/10 Retirement Eligibility.

A “Cancellation Event” will be deemed to have occurred under any one of the following circumstances:

(a)misuse of Confidential Information (as defined in Exhibit B to this Award Agreement) or the failure to comply with your obligations under MSCI’s Code of Conduct or otherwise with respect to Confidential Information;

(b)termination from the Company for Cause (or a later determination that you could have been terminated for Cause; provided that such determination is made within six months of termination);

(c)your commission of a fraudulent act or participation in misconduct which leads to a material restatement of the Company’s financial statements; or

(d)failure to affirmatively accept the terms of this Award Agreement by [•].

“Cause” means:

(a)any act or omission which constitutes a material willful breach of your obligations to the Company or your continued and willful refusal to substantially perform satisfactorily any duties reasonably required of you, which results in material injury to the interest or business reputation of the Company and which breach, failure or refusal (if susceptible to cure) is not corrected (other than failure to correct by reason of your incapacity due to physical or mental illness) within 30 days after written notification thereof to you by the Company; provided that no act or failure to act on your part shall be deemed willful unless done or omitted to be done by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company;

(b)your commission of any dishonest or fraudulent act, or any other act or omission with respect to the Company, which has caused or may reasonably be expected to cause a material injury to the interest or business reputation of the Company and which act or omission is not successfully refuted by you within 30 days after written notification thereof to you by the Company;

(c)your plea of guilty or nolo contendere to or conviction of a felony under the laws of the United States or any state thereof or any other plea or confession of a similar crime in a jurisdiction in which the Company conducts business; or

(d)your commission of a fraudulent act or participation in misconduct which leads to a material restatement of the Company’s financial statements.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” has the meaning ascribed to such term in the Plan; provided, however, that, for purposes of administering this Award with respect to participants who are not officers or directors of the Company subject to Section 16(b) of the Exchange Act, the Committee may delegate its authority to the Company’s Chief Executive Officer, Chief Human Resources Officer or Head of Compensation and Benefits.

“Disability” means (a) you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (b) you, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, are receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

“Good Reason” means:

(a)any material diminution in your title, status, position, the scope of your assigned duties, responsibilities or authority, including the assignment to you of any duties, responsibilities or authority inconsistent with the duties, responsibilities and authority assigned to you prior to a Change in Control (including any such diminution resulting from a transaction in which the Company is no longer a public company);

(b)any reduction in your total compensation that was in existence prior to a Change in Control (for purposes of this clause (b), total compensation is comprised of your (i) current annual base salary, (ii) your current target annual cash bonus and (iii) the grant date fair value of your most recent annual equity-based incentive compensation awards (on an annualized basis, if applicable) (the “Equity Value”). Notwithstanding the foregoing, for purposes of (iii), if any of your equity-based incentive compensation awards are “front-loaded” awards intended to cover multiple years of awards, the Committee may, in its reasonable discretion, adjust in connection with the grant of such award the Equity Value for purposes of this definition to take into account what the grant date fair value for an equity-based incentive compensation award would be if the award represented only a single-year award. Additionally, if in any year, no equity-based incentive compensation awards were granted to you or an equity-based incentive compensation award was granted to you, in each case, taking into account the front-loaded award in a prior year, the Committee shall allocate a portion of such front-loaded award to the Equity Value for the relevant year. Finally, the Committee shall have the authority, in its reasonable discretion, to exclude any extraordinary and nonrecurring equity-based incentive compensation awards or arrangements from the calculation of Equity Value for purposes hereunder;

(c)a relocation of more than 25 miles from the location of your principal job location or office prior to a Change in Control; or

(d)any other action or inaction that constitutes a material breach by the Company of any agreement pursuant to which you provide services to the Company;

provided, that you provide the Company with written notice of your intent to terminate your employment for Good Reason within 90 days of your becoming aware of any circumstances set forth above (with such notice indicating the specific termination provision above on which you are relying and describing in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the indicated provision) and that you provide the Company with at least 30 days following receipt of such notice to remedy such circumstances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Legacy Retirement Eligibility” means your attainment, at any time on or prior to December 31, 2014, of any of the following criteria:

(a)age 55 and 12 years of service with the Company as a Managing Director or comparable officer; or

(b)age 50 and 15 years as an officer of the Company; or

(c)age 55 with five years of service with the Company and age plus years of service equals or exceeds 65; or

(d)20 years of service with the Company;

provided that, for purposes of this definition, service with the Company will include any period of service with the following entities and any of their predecessors:

(i)Barra Inc. and its subsidiaries, prior to the acquisition by the Company;

(ii)Capital International Perspectives S.A., prior to the acquisition by the Company;

(iii)Morgan Stanley;

(iv)Morgan Stanley Group Inc. and its subsidiaries (“MS Group”) prior to the merger with and into Dean Witter, Discover & Co.; and

(v)Dean Witter, Discover & Co. and its subsidiaries (“DWD”) prior to the merger of Morgan Stanley Group Inc. with and into Dean Witter, Discover & Co.; provided that, in the case of an employee who has transferred employment from DWD to MS Group or vice versa, a former employee of DWD will receive credit for employment with DWD only if he or she transferred directly from DWD to Morgan Stanley & Co. Incorporated or its affiliates subsequent to February 5, 1997, and a former employee of MS Group will receive credit for employment with MS Group only if he or she transferred directly from MS Group to Morgan Stanley DW Inc. or its affiliates subsequent to February 5, 1997.

For the avoidance of doubt, you will only receive credit for employment with the entities listed above to the extent that you were an employee of such entity on the closing date of the applicable corporate transaction described above or, in the case of the MS Group, if you were an employee of the MS Group on the closing date of the spin-off of MSCI from the MS Group and, in each case, you became an employee of MSCI (or one of its Subsidiaries) as of the closing date of such transaction.

“Legacy Retirement Termination” means any termination of your employment with the Company (other than (x) under circumstances involving any Cancellation Event (other than the required notice periods), (y) due to your death or Disability or (z) under the circumstances set forth in Section 4(b)) on or after the date that you attain Legacy Retirement Eligibility.

“Notice Requirements” means prior written notice to MSCI of at least:

(a)180 days if you are a member of the MSCI Executive Committee (or a successor or equivalent committee) at the time of notice of resignation; or

(b)90 days if you are a Managing Director of the Company (or equivalent title) at the time of notice of resignation.

For the avoidance of doubt, employees working or residing outside of the United States may be subject to notice periods mandated under local labor or regulatory requirements which may differ from the Notice Requirements set forth above.

“Retirement Eligible Participant” means any Participant who, as of the applicable date of determination, satisfies the requirements for Legacy Retirement Eligibility, 55/10 Retirement Eligibility or 62/10 Retirement Eligibility, as the case may be.

“Retirement Termination” means a Legacy Retirement Termination, a 55/10 Retirement Termination or a 62/10 Retirement Termination, as applicable.

“Section 409A” means Section 409A of the Code.

“Transfer” means to, directly or indirectly, sell, transfer, pledge, encumber, alienate, hypothecate, assign or otherwise dispose.

APPENDIX 1

PERFORMANCE METRICS

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APPENDIX 1-1

EXHIBIT B

RESTRICTIVE COVENANTS

All Participants are subject to the provisions of this Exhibit B.  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Award Agreement.

Section 1.Confidential Information; Assignment of Inventions.

(a)During your employment or service with the Company and at all times thereafter, you agree to keep secret and retain in strictest confidence and trust for the sole benefit of the Company, and shall not disclose, directly or indirectly, or use for your benefit or the benefit of others, without the prior written consent of the Company, any Confidential Information.

(b)In the event of a termination of your employment or service with the Company for any reason, you shall deliver to MSCI all documents and data containing or pertaining to the Confidential Information and shall not retain or take with you any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items containing or relating to the Confidential Information.  Nothing contained in this Section 1 of this Exhibit B shall prohibit you from disclosing Confidential Information if such disclosure is required by law, governmental process or valid legal process.

(c)Unless you are reporting a possible violation of law to a governmental entity or law enforcement, making a disclosure that is protected under the whistleblower protections of applicable law and/or participating in a governmental investigation, in the event that you are legally compelled to disclose any of the Confidential Information, you shall provide MSCI with prompt written notice so that MSCI, at its sole cost and expense, may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 1 of this Exhibit B.  If such protective order or other remedy is not obtained, or if the Company waives compliance with the provisions of this Section 1, you shall furnish only that portion of the Confidential Information that you in good faith believe is legally required to be disclosed. In addition to the foregoing, and subject to the second preceding sentence, you hereby agree to comply with the requirements of any and all agreements that you have entered into, or may in the future enter into, with the Company with respect to the use or disclosure of any of the Confidential Information.

(d)All Inventions shall be the exclusive property of the Company, and you hereby irrevocably assign all right, title and interest in and to all Inventions to the Company.  You shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents that the Company may deem necessary to protect or perfect the rights of the Company therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein.  You hereby appoint the Company as your attorney-in-fact to execute on your behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.

Section 2.Non-Compete.  During your employment or service with the Company and for a period of one year following the termination of your employment or service with the Company for any reason (the “Non-Compete Restricted Period”), you shall not, without the consent of the Company, directly or indirectly, provide services to, accept employment with, be a consultant or advisor to, form, lend financial support to, own any interest in (other than shares of a publicly traded company that represent less than 1% of the outstanding shares) or otherwise enter into any arrangement with, or engage in any activity for or on behalf of, any Competitor (as defined below).  Notwithstanding the foregoing, you shall not be in violation of this Section 2 following the termination of your employment or service with the Company to the extent that you provide Permitted Services to a Permitted Business (in each case, as defined below).

Section 3.Non-Solicit and No-Hire. During your employment or service with the Company and for a period of two years following the termination of your employment or service with the Company for any reason (the “Non-Solicit Restricted Period”), you shall not, directly or indirectly, (a) solicit or encourage any employee of the Company to terminate his or her employment with the

Company, (b) hire any employee of the Company prior to the date on which such person has not been employed by the Company or any of its Subsidiaries for a period of at least one year or (c) induce or attempt to induce any customer, client, supplier, vendor, licensee or other business relationship of the Company to cease doing or reduce their business with the Company, or in any way interfere with the relationship between the Company and any customer, client, supplier, licensee or other business relationship of the Company.

Section 4.Non-Disparagement. At all times during your employment or service with the Company and after termination of your employment or service with the Company for any reason, you will not knowingly make any statement, written or oral, that would disparage the business or reputation of the Company or its officers, managers, directors or employees. It will not be a violation of this Section 4 for you to make truthful statements, under oath, as required by law, to a governmental or regulatory entity or law enforcement agency or as part of a litigation or administrative agency proceeding.

Section 5.Certain Remedies. You acknowledge that the terms of this Exhibit B are reasonable and necessary in light of your unique position, responsibility and knowledge of the operations of the Company and the unfair advantage that your knowledge and expertise concerning the business of the Company would afford a competitor of the Company and are not more restrictive than necessary to protect the legitimate interests of the Company. If the final judgment of a court of competent jurisdiction, or any final non-appealable decision of an arbitrator in connection with a mandatory arbitration, declares that any term or provision of this Exhibit B or the Award Agreement is invalid or unenforceable, the parties agree that the court or arbitrator making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Exhibit B and the Award Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.  You acknowledge that the Company and its shareholders would be irreparably harmed by any breach of this Exhibit B and that there would be no adequate remedy at law or in damages to compensate the Company and its shareholders for any such breach.  You agree that MSCI shall be entitled to injunctive relief, without having to post bond or other security, requiring specific performance by you of your obligations in this Exhibit B in addition to any other remedy to which the Company is entitled at law or in equity, and you consent to the entry thereof. You agree that the Non-Compete Restricted Period and the Non-Solicit Restricted Period, as applicable, shall be extended by any and all periods during which you are in breach of this Exhibit B.

Section 6.Definitions. For purposes of this Exhibit B and the Award Agreement, the following terms shall have the following meanings:

“Competitor” means any person, entity or business that is engaged in, or that owns a significant equity, voting, financial or other interest in an entity that is engaged in, one or more Competing Businesses.

“Competing Business” means any business or activity that competes with the MSCI Business or is reasonably anticipated to compete with the MSCI Business.

“Confidential Information” means all proprietary or confidential matters or trade secrets of, and confidential and competitively valuable information concerning, the Company (whether or not such information is in written form and whether or not its marked confidential). Without limiting the generality of the foregoing, Confidential Information shall include: information concerning organization and operations, business and affairs; formulae, processes, technical data; “know-how”; flow charts; computer programs and computer software; access codes or other systems of information; algorithms; technology and business processes; business, product or marketing plans or strategies; sales and other forecasts; financial information or financing/financial projections; lists of clients or customers or potential clients or customers; details of client or consultant contracts; supplier or vendor lists or arrangements; business acquisition or disposition plans; employee information, new personnel acquisition plans and information relating to compensation and benefits; budget information and procedures; research products; research and development; all data, concepts, ideas, findings, discoveries, developments, programs, designs, inventions, improvements, methods, practices and techniques, whether or not patentable, relating to present or planned future activities or products or services; and public information that becomes proprietary as a result of the Company’s compilation of that information for use in its business; provided, however, that the Confidential Information shall in no event include (x) any Confidential Information which was generally available to the public at the time of disclosure by you or (y) any Confidential Information which becomes publicly available other than as a consequence of the breach by you of your confidentiality obligations hereunder or under any other confidentiality agreement you have entered into with the Company, including, but not limited, the MSCI Code of Ethics and Business Conduct.

“Inventions” means, collectively, all rights to discoveries, inventions, improvements and innovations, copyright and copyrightable materials (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark or reduced to writing, that you may discover, invent or originate during your employment or service with the Company or any predecessor entity, either alone or with others and whether or not during working hours or by the use of the facilities of the Company.

“MSCI Business” means any business, or part thereof, engaged in, contemplated or actively planned by the Company as of the date of your termination of employment that you were actively involved in, provided services to, or participated in the planning of, during your employment with the Company.

“Permitted Business” means (i) any Competing Business of the applicable Competitor that is (A) an immaterial part of the overall business of the applicable Competitor and (B) not a significant competitor of the MSCI Business or reasonably anticipated to become a significant competitor of the MSCI Business, as determined in good faith by the Committee or (ii) any other business or activity of the applicable Competitor that is not a Competing Business.

“Permitted Services” means employment, engagement or the provision of assistance or services that (i) are solely administrative in nature, (ii) do not include any aspect of the operation, strategy, supervision, compliance or regulation of any Competing Business (including, without limitation, assistance or services relating to information technology, data, operations, product management, research, client coverage and support, compensation, recruiting, and marketing assistance and management) and (iii) with respect to any assistance or services to, or in support of, a Competing Business, are an immaterial portion of your overall job responsibilities to the applicable Competitor.

EXHIBIT C

COUNTRY-SPECIFIC TERMS AND CONDITIONS

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C-1